Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, August 1, 2018

NACCO INDUSTRIES, INC.
ANNOUNCES SECOND QUARTER 2018 RESULTS

Highlights:

•	Q2 2018 earnings of unconsolidated operations increased 14.5% over Q2 2017

•	Q2 2018 income before income tax from continuing operations decreased on the absence of prior year gains on sales of assets

Cleveland, Ohio, Wednesday, August 1, 2018 - NACCO Industries, Inc. (NYSE: NC) today announced second-quarter 2018 results. As a result of NACCO's spin-off of its housewares-related businesses in September 2017, the attached financial statements and related 2017 financial information in this news release have been reclassified to reflect the operating results of the housewares-related businesses as discontinued operations.
For the second quarter of 2018, NACCO reported consolidated revenues of $33.7 million and consolidated income from continuing operations of $6.4 million, or $0.92 per diluted share, compared with consolidated revenues of $28.1 million and consolidated income from continuing operations of $7.2 million, or $1.06 per diluted share, for the second quarter of 2017.
For the six months ended June 30, 2018, the Company reported consolidated revenues of $64.9 million and consolidated income from continuing operations of $14.6 million, or $2.10 per diluted share, compared with consolidated revenues of $56.4 million and consolidated income from continuing operations of $15.5 million, or $2.26 per diluted share, for the six months ended June 30, 2017. NACCO's effective income tax rate was 12.0% for the six months ended June 30, 2018 compared with 11.1% for the six months ended June 30, 2017.
NACCO's consolidated Adjusted EBITDA from continuing operations for the second quarter of 2018 and the trailing twelve months ended June 30, 2018 was $11.8 million and $45.3 million, respectively. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results as defined in the reconciliation of GAAP results to Adjusted EBITDA on page 7.
NACCO ended the second quarter of 2018 with consolidated cash on hand of $80.0 million and debt of $28.0 million. At December 31, 2017, NACCO had consolidated cash on hand of $101.6 million and debt of $58.1 million.
In February 2018, NACCO's Board of Directors authorized a stock buyback program to purchase up to $25 million of the Company's outstanding Class A common stock through December 31, 2019. The Company repurchased approximately 1,700 shares for an aggregate purchase price of $0.1 million during the second quarter of 2018 and since inception of this program.

Detailed Discussion of Results
North American Coal - Results
North American Coal's deliveries for the second quarter of 2018 and 2017 were as follows:

	2018	2017
Tons of coal delivered	(In millions)
Unconsolidated operations	8.0	7.5
Consolidated operations	0.8	0.7
Total tons delivered	8.8	8.2

	2018	2017
Cubic yards of limestone delivered	(In millions)
Unconsolidated operations	1.2	0.5
Consolidated operations	7.2	7.4
Total cubic yards delivered	8.4	7.9

North American Coal reported income before income tax of $9.4 million and revenues of $33.7 million in the second quarter of 2018, compared with income before income tax of $10.3 million and revenues of $28.1 million in the second quarter of 2017.
Revenues increased primarily as a result of an increase in tons sold at Mississippi Lignite Mining Company due to higher customer requirements and an increase in reimbursed costs at North American Mining's consolidated operations.
The decrease in second-quarter 2018 income before income tax compared with the prior year quarter was primarily attributable to the absence of $2.6 million of gains on sales of assets in the second quarter of 2017. Excluding the effect of the gains, income before income tax increased in 2018 over 2017 mainly as a result of an increase in earnings at the unconsolidated operations and an improvement in Centennial's operating results. These improvements were partially offset by lower income at Mississippi Lignite Mining Company as a result of an increase in cost per ton delivered, principally driven by higher repairs and maintenance, and an increase in operating expenses due to higher professional fees.
The increase in earnings at the unconsolidated operations was mainly due to an increase in tons delivered, as well as higher compensation at Liberty Fuels during the mine reclamation period.
For the six months ended June 30, 2018, North American Coal reported income before income tax of $20.3 million and revenues of $64.9 million compared with income before income tax of $20.9 million and revenues of $56.4 million for the six months ended June 30, 2017.

NACCO & Other - Results
NACCO and Other, which includes the parent company operations and Bellaire Corporation, reported a loss from continuing operations before income tax of $1.8 million in the second quarter of 2018 compared with a loss from continuing operations before income tax of $1.7 million in the second quarter of 2017.
For the six months ended June 30, 2018, NACCO and Other reported a loss from continuing operations before income tax of $3.7 million compared with a loss from continuing operations before income tax of $3.5 million in 2017.

Consolidated Outlook
In the second half of 2018, NACCO expects consolidated income before income tax from continuing operations to increase substantially compared with the second half of 2017, resulting in an overall moderate increase in 2018 full year income before income tax from continuing operations over 2017. The Company expects an overall effective income tax rate in the range of 9% - 12% for 2018, compared with an effective income tax rate of 2.2% in 2017. In 2017, the Company applied the intraperiod tax allocation rules to allocate the provision for income taxes between continuing operations and discontinued operations, which produced results in 2017 that were neither comparable nor indicative of future expectations. As a result of the increase in the effective income tax rate, consolidated income from continuing operations in the second half of 2018 is expected to be comparable to the second half of 2017 and be down modestly for the 2018 full year compared with 2017.
Income before income tax in the second half of 2017 included $2.1 million of gains on sales of assets. Excluding these gains, NACCO expects income before income tax in the second half of 2018 to increase compared with the prior year primarily due to improved income at the consolidated operations, lower operating expenses mainly related to lower employee-related costs and reduced interest expense. These improvements are expected to be partially offset by a decrease in royalty and other income. Royalties on oil, gas and coal extracted by third parties are subject to changes in market forces and the activities of third parties, making it difficult to forecast whether recent high levels of income will continue.
At the consolidated operations, Mississippi Lignite Mining Company's pre-tax income in the second half of 2018 is expected to increase substantially over the second half of 2017 and the first half of 2018, primarily as a result of a reduction in the cost per ton of coal delivered during the second half of 2018. In general, cost per ton delivered is lowest when the power plant requires a consistently high level of coal deliveries, primarily because costs are spread over more tons. Historically, periods of reduced or fluctuating deliveries, such as during planned or unplanned power plant outages or periods of fluctuating demand for electricity generated by the plant, have adversely affected Mississippi Lignite Mining Company's tons delivered, resulting in an increase in cost per ton delivered and reduced profitability. Customer demand in the second half of 2018 is expected to return to higher levels because fewer plant outage days are expected compared with the prior year. Improved income in the second half of the year, primarily in the third quarter, is expected to offset the lower income in the first half of 2018 resulting in full-year 2018 income at Mississippi Lignite Mining Company that is comparable to 2017. If customer demand does not improve as expected at Mississippi Lignite Mining Company, it could unfavorably affect North American Coal's 2018 earnings significantly.
Centennial's pre-tax loss in the second half of 2018 is expected to be comparable to 2017, excluding a $2.8 million reduction in its mine reclamation liability and a $1.0 million asset impairment charge realized in the prior year fourth quarter. Centennial will continue to evaluate strategies to optimize cash flow, including the continued assessment of a range of strategies for its remaining Alabama mineral reserves, including holding reserves with substantial unmined coal tons for sale or contract mining when conditions permit. Cash expenditures related to mine reclamation will continue until reclamation is complete, or ownership of, or responsibility for, the remaining mines is transferred.
Earnings from the unconsolidated operations in the second half of 2018 are expected to be comparable to the second half of 2017. An increase in tons delivered at Bisti Fuels as a result of the completion of work to install additional environmental controls at the customer's power plant and higher compensation at Liberty Fuels for mine closure work is expected to be offset by fewer tons delivered at other unconsolidated operations. Production at Bisti Fuels is anticipated to be 5 million to 6 million tons of coal per year when the plant is operating at expected levels, which is currently anticipated to occur in 2019.
Cash flow before financing activities is expected to decrease substantially in the second half of 2018 compared with the second half of 2017, resulting in an overall decrease in cash flow before financing activities for the 2018 full year. Capital expenditures are expected to be up to approximately $31 million in 2018, of which $9.1 million was expended in the first half of 2018. Planned expenditures at Mississippi Lignite Mining Company and North American Mining include expenditures for new and replacement equipment and land required for future mining. The timing and amount of capital expenditures may vary based on further refinement of capital needs and mine plans.
While the current regulatory environment for development of new coal projects has improved, continued low natural gas prices and growth in renewable energy sources, such as solar and wind, could unfavorably affect the amount of electricity generation attributable to coal-fired power plants over the longer term. North American Coal continues to seek opportunities for new coal mining projects, although future opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally related to its North American Mining business and elsewhere where it might provide value-added services.
During the second quarter of 2018, North American Mining signed two new contracts with limestone customers. Operations under one contract are expected to commence in the fourth quarter of 2018, while operations under the second contract are expected to commence in early 2019.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, August 2, 2018 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (844) 855-9691 (Toll Free) or (647) 689-2407 (International), Conference ID: 1976359, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 9, 2018. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that Adjusted EBITDA assists investors in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using this non-GAAP measure.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or limestone requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim North American Coal mining areas, (8) costs to pursue and develop new mining and value-added service opportunities, (9) changes to or termination of a long-term mining contract, or a customer default under a contract, (10) delays or reductions in coal or limestone deliveries at North American Coal's or North American Mining's operations, (11) increased competition, including consolidation within the industry, and (12) the possibility that the impact of the U.S. Tax Cuts and Jobs Act could be less favorable than current estimates.

About NACCO Industries, Inc.
NACCO Industries, Inc. is the public holding company for The North American Coal Corporation. North American Coal operates surface mines that supply coal primarily to power generation companies under long-term contracts, and provides other value-added services to natural resource companies.  In addition, its North American Mining business operates and maintains draglines and other equipment under contracts with sellers of aggregates. North American Coal’s service-based business model aligns its operating goals with customers’ objectives.  For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
	(In thousands, except per share data)

Revenues	$33,681	$28,100	$64,881	$56,400
Cost of sales	28,835	23,503	54,611	47,245
Gross profit	4,846	4,597	10,270	9,155
Earnings of unconsolidated operations	15,423	13,475	30,978	28,430
Operating expenses
Selling, general and administrative expenses	11,863	10,566	22,490	20,086
Amortization of intangible assets	814	619	1,498	1,206
Gain on sale of assets	(210)	(2,625)	(263)	(3,025)
	12,467	8,560	23,725	18,267
Operating profit	7,802	9,512	17,523	19,318
Other expense (income)
Interest expense	569	928	1,215	1,860
Income from other unconsolidated affiliates	(318)	(311)	(633)	(619)
Closed mine obligations	343	352	722	735
Other, net, including interest income	(373)	(29)	(342)	(49)
	221	940	962	1,927
Income from continuing operations before income tax provision	7,581	8,572	16,561	17,391
Income tax provision from continuing operations	1,188	1,340	1,992	1,939
Income from continuing operations	6,393	7,232	14,569	15,452
Discontinued operations, net of tax	—	(444)	—	(3,686)
Net Income	$6,393	$6,788	$14,569	$11,766

Basic earnings (loss) per share:
Continuing operations	$0.92	$1.06	$2.11	$2.27
Discontinued operations	—	(0.07)	—	(0.54)
Basic earnings per share	$0.92	$0.99	$2.11	$1.73

Diluted earnings (loss) per share:
Continuing operations	$0.92	$1.06	$2.10	$2.26
Discontinued operations	—	(0.07)	—	(0.54)
Diluted earnings per share	$0.92	$0.99	$2.10	$1.72

Dividends per share	$0.1650	$0.2725	$0.3300	$0.5400

Basic Weighted Average Shares Outstanding	6,940	6,835	6,914	6,818
Diluted Weighted Average Shares Outstanding	6,940	6,850	6,939	6,847

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
	(In thousands)
Revenues
North American Coal	$33,681	$28,100	$64,881	$56,400
Total	$33,681	$28,100	$64,881	$56,400

Operating profit (loss)
North American Coal	$9,522	$10,876	$20,804	$22,202
NACCO and Other	(1,720)	(1,364)	(3,281)	(2,884)
Total	$7,802	$9,512	$17,523	$19,318

Income (loss) before income tax provision
North American Coal	$9,360	$10,255	$20,278	$20,892
NACCO and Other	(1,779)	(1,683)	(3,717)	(3,501)
Total	$7,581	$8,572	$16,561	$17,391

ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

	Quarter Ended
	9/30/2017	12/31/2017	3/31/2018	6/30/2018	6/30/2018 Trailing 12 Months
	(In thousands)
Net income	$8,398	$10,172	$8,176	$6,393	$33,139
Discontinued operations, net of tax	(5,067)	(493)	—	—	(5,560)
Centennial asset impairment charge	—	982	—	—	982
Income tax provision (benefit)	2,625	(3,925)	804	1,188	692
Interest expense	946	634	646	569	2,795
Interest income	14	(38)	(113)	(119)	(256)
Depreciation, depletion and amortization expense	3,157	3,187	3,397	3,723	13,464
Adjusted EBITDA from continuing operations*	$10,073	$10,519	$12,910	$11,754	$45,256

* Adjusted EBITDA from continuing operations in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA from continuing operations does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines Adjusted EBITDA from continuing operations as income from continuing operations before asset impairment charge and income tax provision (benefit), plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA from continuing operations is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION (UNAUDITED)

ADJUSTED NORTH AMERICAN COAL INCOME BEFORE INCOME TAX PROVISION (BENEFIT)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
	(In thousands)
Gross loss - Centennial	$(565)	$(1,169)	$(547)	$(2,530)
Gross profit - other consolidated operations	2,144	3,153	4,789	6,531
Gross profit - royalty	3,342	2,660	6,156	5,235
Total gross profit	4,921	4,644	10,398	9,236
Earnings of unconsolidated operations	15,423	13,475	30,978	28,430
Operating expenses
Selling, general and administrative expenses	10,219	9,249	19,337	17,283
Amortization of intangibles	814	619	1,498	1,206
Gain on sale of assets	(211)	(2,625)	(263)	(3,025)
Operating profit	9,522	10,876	20,804	22,202
Other expense	162	621	526	1,310
Income before income tax provision	$9,360	$10,255	$20,278	$20,892

ROLLFORWARD OF CENTENNIAL ASSET RETIREMENT OBLIGATION (1)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
	(In thousands)
Balance at beginning of period	$13,578	$18,368	$15,001	$18,171
Liabilities settled during the period	(49)	(33)	(707)	(94)
Accretion expense	195	258	391	516
Revision of estimated cash flows	—	—	(961)	—
Balance at end of period	$13,724	$18,593	$13,724	$18,593

(1) The rollforward of Centennial's asset retirement obligation in this press release is provided solely as a supplemental disclosure with respect to the changes to the obligation including cash expenditures for mine reclamation. Liabilities settled during the period represent cash payments.